Exhibit 99

Amy Rollins Kreisler Appointed to the

RPC, Inc. Board of Directors

ATLANTA, October 25, 2016 – RPC, Inc. (NYSE: RES) announced today the appointment of Amy Rollins Kreisler to the Board of Directors of the Company. Kreisler holds an English Degree from Hollins University and a Law Degree from The College of William and Mary Law School and is a former attorney of the law firm Arnall Golden and Gregory LLP. Mrs. Kreisler is a Trustee on The Lovett School Board of Trustees and also serves on the Executive Committee. She is Trustee on the George West Mental Health Foundation and the Skyland Trail Board of Trustees where she is also the Chairman of the Governance Committee. Additionally, she is Executive Director of the O. Wayne Rollins Foundation.

R. Randall Rollins, Chairman of the Board of RPC, Inc. stated, “Amy Kreisler has been beneficial to the boards on which she has served. We look forward to her contributions to our board in the years ahead.”

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

For more information about RPC, Inc. and/or this presentation, please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@marineproductscorp.com